Exhibit 4.4
SUBSCRIPTION AGENT AGREEMENT
December 16, 2009
American Stock Transfer & Trust Company, LLC
59 Maiden Lane
New York, New York 10038
Ladies and Gentlemen:
In connection with your appointment as Subscription Agent in the transaction described herein, Clearwire Corporation (the “Company”), hereby confirms its arrangements with you as follows:
1.	Rights Offering — The Company is offering (the “Rights Offering”) to the holders of 93,903,300 shares of its Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and the holders of warrants and employee equity incentives, as required by their terms, on December 17, 2009 (the “Record Date”), the right (“Rights”) to subscribe for shares of Class A Common Stock. Except as set forth under Paragraphs 6 and 7 below, Rights shall cease to be exercisable at 5:00 p.m., New York City time, on June 21, 2010, or such later date of which the Company notifies you orally and confirms in writing (the “Expiration Date”). One Right is being issued for each share of Class A Common Stock held on the Record Date. Each Right entitles holders of Class A Common Stock as of the Record Date to subscribe for 0.4336 shares of Class A Common Stock at a subscription price of $7.33 per share (the “Subscription Price”). No fractional shares of Class A Common Stock will be issued; fractional shares will be rounded down to the next full share. Rights are evidenced by transferable subscription certificates in registered form (“Subscription Certificates”). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s Prospectus dated December 21, 2009 (the “Prospectus”), which is incorporated herein by reference and made a part hereof as if set forth in full herein. In the event of any conflict between the terms of this Agreement and those in the Prospectus, the terms set forth in the Prospectus shall control.

2.	Appointment of Subscription Agent — You are hereby appointed as Subscription Agent to effect the Rights Offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3.	Delivery of Documents — Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:
(a)	a copy of the Prospectus;

(b)	the form of Subscription Certificate;

(c)	resolutions adopted by the Board of Directors of the Company in connection with the Rights Offering;

(d)	form of Instructions as to the Use of Clearwire Corporation Subscription Rights Certificates;

(e)	form of Notice of Guaranteed Delivery; and

(f)	form of Letter to Shareholders who are Record Holders.

As soon as is reasonably practical, and in any event commencing on December 21, 2009 (or such later date as you are directed in writing by the Company), you shall mail or cause to be mailed to each holder of Class A Common Stock as of 5:00 p.m., New York City time, on the Record Date a Subscription Certificate evidencing the Rights to which such holder is entitled, a Notice of Guaranteed Delivery, a form of Instructions as to the Use of Clearwire Corporation Subscription Rights Certificates, a Prospectus and a Letter to Shareholders who are Record Holders (as applicable) and an envelope addressed to you. Prior to mailing, the Company will provide you with blank Subscription Certificates which you will prepare and issue in the names of holders of Class A Common Stock of record as of 5:00 p.m., New York City time, on the Record Date and for the number of Rights to which they are entitled. The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

4.	Subscription Procedure -

(a) Upon your receipt prior to 5:00 p.m., New York City time, on the Expiration Date (by mail or delivery), as Subscription Agent, of (i) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in paragraph 6 below), and (ii) payment in full of the Subscription Price in accordance with the Instructions as to the Use of Clearwire Corporation Subscription Rights Certificates, you shall as soon as practicable, but in any event within three business days, after receipt thereof mail to the subscriber’s registered address on the books of the Company, certificates representing the Class A Common Stock duly subscribed for and furnish a list of all such information to the Company.

(b) Funds received by you pursuant to the Rights Offering shall be held by you in a segregated account. Upon mailing certificates representing the shares of Class A Common Stock and refunding subscribers for additional shares of Class A Common Stock subscribed for but not allocated, if any, you shall promptly remit to the Company all funds received in payment of the Subscription Price for shares of Class A Common Stock sold in the Rights Offering.

5.	Subdivision. Sale or Transfer of Rights — Until 5:00 p.m., New York City time, on the fifth business day prior to the Expiration Date (or such later date as you are directed in writing by the Company), you shall facilitate subdivision or transfers of Subscription Certificates by issuing new Subscription Certificates in accordance with the instructions set forth on the reverse side of the Subscription Certificates and the Instructions as to the Use of Clearwire Corporation Subscription Rights Certificates.

6.	Defective Exercise of Rights Lost Subscription Certificates — The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed for lost stock certificates representing

Common Shares you use in your capacity as transfer agent for the Company’s Common Shares.

7.	Late Delivery — If prior to 5:00 p.m., New York City time, on the Expiration Date you receive (i) payment in full of the Subscription Price for the shares of Class A Common Stock being subscribed for and (ii) a guarantee notice substantially in the form of the Notice of Guaranteed Delivery delivered with the Subscription Certificate, from an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Subscription Certificate held by such exercising subscriber, the number of shares of Class A Common Stock being subscribed for pursuant to the Rights and guaranteeing the delivery to you of the Subscription Certificate evidencing such Rights within three business days following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Subscription Certificate was not delivered to you prior to 5:00 p.m., New York City time, on the Expiration Date, provided that within three business days following the date of the Notice of Guaranteed Delivery you receive the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

8.	Delivery — You shall deliver to the Company the exercised Subscription Certificates in accordance with written directions received from the Company and shall deliver to the subscribers who have duly exercised Rights at their registered addresses certificates representing the shares of Class A Common Stock subscribed for as instructed on the reverse side of the Subscription Certificates.

9.	Reports — You shall notify the Company by telephone on or before the close of business on each business day during the period commencing five business days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three business days after the Expiration Date) (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above. At or before 5:00 p.m., New York City time, on the first business day following the Expiration Date you shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 a.m., New York City time, on the fifth business day following the Expiration Date you will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates have been timely received. You shall also maintain and update a listing of holders who have fully or partially exercised their Rights, holders who have transferred their Rights and their transferees, and holders who have not exercised their Rights. You shall provide the Company or its designees with such information compiled by you pursuant to this paragraph 9 as any of them shall request.

10.	Future Instructions — With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

     Broady R. Hodder — Senior Vice President, General Counsel & Secretary
     Hope F. Cochran — Senior Vice President, Finance and Treasurer
     Frederick L. Williams, Jr. — Senior Corporate Counsel and Assistant Secretary
11.	Payment of Expenses — The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder in the amount of $20,000 plus your reasonable out-of-pocket expenses. The Company will pay an additional fee equal to one-third of the Subscription Agent fee for each extension of the Rights Offering, plus any out-of-pocket expenses associated with such extension.

12.	Counsel — You may consult with counsel satisfactory to you, which may be counsel to the Company, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice an opinion of such counsel. The Company shall only be responsible for the payment of fees for Kirkland & Ellis LLP, the Company’s counsel.

13.	Indemnification — The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses, losses or damages, which may be paid, incurred or suffered by or to which you may become subject arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own gross negligence, misconduct or bad faith or that of any employees, agents, independent contractors or representatives used by you in connection with the performance of your duties as Subscription Agent hereunder.

14.	Notices — Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S. mail, postage prepaid, shall be deemed given if by hand or telecopy, upon receipt or if by U.S. mail, three business days after deposit in the U.S. mail and shall be addressed as follows
(a)	If to the Company, to:
Clearwire Corporation
4400 Carillon Point
Kirkland, Washington 98033
Attention: Broady R. Hodder
Telephone: (425) 216-7600
Telecopy: (425) 216-7900
(b)	If to you, to:
American Stock Transfer & Trust Company, LLC
59 Maiden Lane
New York, N.Y. 10038
Attention: George Karfunkel
Telephone: (718) 921-8200

Telecopy: (718) 236-4588
15.	Governing Law — This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflicts of laws principles or rules thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction.

16.	Prior Agreements — Nothing herein contained shall amend, replace or supersede any agreement between the Company and you to act as the Company’s transfer agent which agreement shall remain of full force and effect.

17.	No Third Party Beneficiaries — Nothing expressed or implied in this Agreement is intended, or will be construed, to confer on or give any person other than the parties hereto, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in the person’s being deemed a third party beneficiary of this Agreement.

18.	Counterparts — For convenience the parties hereto may execute any number of counterparts of this Agreement, each of which shall be an original and all of which taken together shall constitute a single instrument. Delivery of a signed counterpart of this Agreement by telecopy or facsimile transmission shall constitute valid and sufficient delivery thereof.
[Signature Page Follows]
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Yours truly,	Clearwire Corporation

	By:	/s/ Hope F. Cochran

	Name:	Hope F. Cochran
	Title:	SVP, Finance and Treasurer
Signature Page to Subscription Agent Agreement

Agreed & Accepted:
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Isaac Freilich

Name:	Isaac Freilich
Title:	V.P.
Signature Page to Subscription Agent Agreement